Exhibit 99.3

BITE SQUAD MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the exhibit titled “unaudited pro forma condensed combined financial statements of the Company as of and for the year ended December 31, 2018.” Unless otherwise stated, the discussion below primarily reflects Bite Squad’s historical condition and results of operations as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017, which are based on Bite Squad’s audited consolidated financial statements as of the dates and for the years then ended (the “audited financial statements”). Dollar amounts in this discussion are expressed in thousands, except as otherwise noted.

The following discussion contains forward-looking statements that reflect future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside of Bite Squad’s control. Bite Squad’s actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the “Risk Factors” included in Waitr’s 2018 Form 10-K. Bite Squad does not undertake any obligation to publicly update any forward-looking statements except as otherwise required by applicable law.

Overview

Bite Squad operates a leading online ordering and delivery platform that enables consumers to discover and order meals from local restaurants, powered by its team of delivery drivers. Originally formed on April 25, 2012 as a Minnesota limited liability company, Bite Squad began operations in 2012 and has grown quickly to connect restaurants, diners, and delivery drivers in various markets. Bite Squad facilitates ordering of food and beverages by diners from restaurants for takeout and delivery, primarily through the Bite Squad Platform. Bite Squad markets its proprietary application and digital platform to restaurants and diners mainly across small and medium sized markets, which Bite Squad defines as geographic city and town clusters within the top 51-500 markets in the United States, based on population. These markets are home to approximately 35% of restaurants in the United States. Like larger U.S. cities, these markets have growing demand for online and application-driven food takeout and delivery and have historically been underserved by Bite Squad’s competitors. Bite Squad believes that its focus on small and medium sized markets, established market launch playbook, and differentiated operating model provide it with a competitive advantage in its target markets.

As of December 31, 2018, Bite Squad operated across 21 states, in 64 markets comprised of approximately 500 cities, with a population of approximately 32 million, and believes it was the market leader in the majority of these markets in terms of number of restaurants. Average Daily Orders (as defined below) for the year ended December 31, 2018 were approximately 17,358 and were approximately 7,599 in the year ended December 31, 2017. During the year ended December 31, 2018, Bite Squad generated revenues of $83,369 compared to $41,320 in the same period of 2017.

On January 17, 2019, Waitr Holdings Inc. (“Waitr”) completed the acquisition of Bite Squad, pursuant to the Agreement and Plan of Merger, dated as of December 11, 2018 (the “Bite Squad Merger Agreement”), by and among Waitr, Bite Squad and Wingtip Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Waitr. The transactions contemplated by the Bite Squad Merger Agreement are referred to herein as the “Bite Squad Merger.” Upon consummation of the Bite Squad Merger, Wingtip Merger Sub, Inc. merged with and into Bite Squad, with Bite Squad surviving the merger in accordance with the Minnesota Revised Uniform Limited Liability Act as a wholly-owned, indirect subsidiary of Waitr.

Factors Affecting the Comparability of Bite Squad’s Results of Operations

Seasonality and Holidays. Bite Squad’s business tends to follow restaurant closure and diner behavior patterns. In many of Bite Squad’s markets, Bite Squad generally experiences a relative increase in diner activity from September to May and a relative decrease in diner activity from June to August due to school summer breaks and other vacation periods. In addition, restaurants tend to close on certain holidays, including Thanksgiving and Christmas Day, in Bite Squad’s key markets. Further, diner activity may be impacted by unusually cold, rainy, or warm weather. Cold and rain typically drive increases in order volume, while unusually warm or sunny weather typically drives decreases in orders. Consequently, Bite

Squad’s results between quarters, or between periods that include prolonged periods of unusually cold, warm, inclement, or otherwise unexpected weather, may vary.

Acquisition Pipeline. Bite Squad actively maintains and evaluates a pipeline of potential acquisitions and expects to be acquisitive in the future. Potentially significant future business acquisitions may impact the comparability of the Bite Squad’s results in future periods with those for prior periods.

Key Factors Affecting Bite Squad’s Performance

Efficient Market Expansion. Bite Squad’s continued revenue growth and path to improved cash flow and profitability is dependent on successful penetration of its target markets and achieving its targeted scale in current and future markets. Once a target market is identified, Bite Squad’s market launch playbook calls for hiring a market manager to interview, hire, and onboard new drivers, while Bite Squad’s corporate and business development team is simultaneously deployed to onboard an appropriate selection of strategically located and diverse restaurants. A local awareness and marketing campaign is typically commenced ahead of launch and temporarily ramped up simultaneously with operational launch, which is driven by the acquisition of a targeted number of restaurants and drivers. Simultaneous with the market launch playbook, Bite Squad will research potential asset acquisition targets as a mechanism to accelerate diner and restaurant acquisition in new markets. Delay or failure in achieving positive market-level margins (exclusive of indirect and corporate overhead costs) could adversely affect Bite Squad’s working capital, which in turn, could slow its growth plans.

Bite Squad typically targets markets where it estimates that it could achieve sustainable, positive market-level margins that support sustainable market operating cash flows and profits, improve efficiency, and appropriately leverage the scale of its advertising, marketing, research and development, and other corporate resources. Historically, Bite Squad estimates that it reached positive market-level margins (exclusive of indirect and corporate overhead costs) approximately six months, on average, following market launch, which could be accelerated significantly with an acquisition. Bite Squad’s financial condition, cash flows, and results of operations depend, in significant part, on its ability to achieve and sustain its target profitability thresholds in its markets.

Bite Squad’s Restaurant and Diner Network. Bite Squad’s growth has been and is expected to continue to be driven in significant part by its ability to successfully expand its network of restaurants and diners using the Bite Squad Platform. The quality and quantity of restaurants on-boarded onto the Bite Squad Platform in a market drives the number of diners and order frequency, and, in turn, the number and quality of diners utilizing the Bite Squad Platform makes Bite Squad more attractive to restaurants. Bite Squad believes that its restaurant retention strategy with Bite Squad’s differentiated, value-added services fosters restaurant loyalty and incentivizes restaurants to drive business toward the Bite Squad Platform. Bite Squad also believes that its brand recognition, driven by its strong regional presence and employee delivery drivers, accessible customer service, and low delivery fee further contributes to diner loyalty.

Key Business Metrics

Defined below are the key business metrics that Bite Squad uses to analyze its business performance, determine financial forecasts, and help develop long-term strategic plans:

Active Diners. The number of diner accounts from which an order has been placed through the Bite Squad Platform during the past twelve months (as of the end of the relevant period).

Orders. The number of revenue-generating transactions placed by customers on Bite Squad and affiliate Platforms during the relevant period.

Average Daily Orders. The number of Orders during the period divided by the number of days in that period.

Gross Food Sales. The total food and beverage sales, sales taxes, gratuities, and delivery fees processed through the Bite Squad Platform during a given period. Gross Food Sales are different than the order value upon which Bite Squad charges its fee to restaurants, which excludes gratuities and delivery fees.

Average Order Size. Gross Food Sales for a given period divided by the number of Orders during the same period.

	Year Ended December 31,
	2018	2017
Average Diners (as of period end)	986,753	556,695
Orders	6,335,529	2,773,680
Average Daily Orders	17,358	7,599
Gross Food Sales (dollars in thousands)	$254,979	$136,141
Average Order Size	$40.25	$49.08

Basis of Presentation

Revenue

Bite Squad generates revenue primarily when diners place an order on the Bite Squad Platform. Bite Squad engages a third-party payment processor to collect the total amount of the order from the diner, who must use a credit or debit card to pay for their meal, and remits the gross ticket to Bite Squad daily on a one-day lag. Because Bite Squad is acting as a reseller of the restaurant in the transaction, Bite Squad recognizes as revenue only its fees received from restaurants and diners. Gratuities, sales taxes, and food costs are not included in revenue because they are passed through to employees, tax authorities, and restaurants, respectively. Bite Squad generally presents relevant restaurants on its application in order of proximity to the diner and does allow restaurants to promote themselves within the Bite Squad Platform by contributing towards diner fees to make the overall transaction less expensive for the diner (Bite Squad does not keep anything on these transactions, the savings are passed-through to diners as a lower fee).

Cost and Expenses

Operations and Support. Operations and support expenses consist primarily of salaries, benefits, equity-based compensation, and bonuses for employees and contractors engaged in operations and customer service, including drivers, who are mainly part-time and full-time employees and comprise a substantial majority of Bite Squad’s approximately 6,500 employees as of December 31, 2018, as well as market managers, restaurant onboarding, and payment processing costs for diner orders.

Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions, benefits, equity-based compensation, and bonuses for sales and sales support personnel, including restaurant business development managers, marketing employees and contractors, and third party marketing expenses such as social media and search engine marketing, online display, sponsorships (the costs of which are recognized on a straight line basis over the useful period of the contract), and print marketing.

Research and Development. Research and development expenses consist primarily of salaries, benefits, equity-based compensation, and bonuses for employees and contractors engaged in the design, development, maintenance and testing of the Bite Squad Platform.

General and Administrative. General and administrative expenses consist primarily of salaries, benefits, equity-based compensation, and bonuses for executive, finance and accounting, human resources and administrative employees, third-party legal, accounting, and other professional services, insurance (including auto, workers’ compensation and general liability), travel, facilities rent, and other corporate overhead costs.

Depreciation and Amortization. Depreciation and amortization expenses consist primarily of depreciation of the corporate headquarters. Bite Squad does not allocate depreciation and amortization expense to other line items.

Related Party Expenses. Related party expenses consist primarily of payments to founders for management services in their capacity as Co-CEOs, and other general and administrative costs consisting primarily of expense reimbursements to CEO-controlled businesses for normal operating expenses incurred by those business on behalf of Bite Squad, such as shipping and third-party marketing expenses.

Other Expenses (Income), Net. Other expenses (income), net primarily includes interest income on short-term investments and imputed interest income and expense on loans receivable and notes payable, respectively. For the year ended December 31, 2018, this also includes a gain on sale of a business.

Comparison of Years Ended December 31, 2018 and 2017

The following table sets forth Bite Squad’s results of operations for the years indicated, with line items presented in thousands of dollars and as a percentage of Bite Squad’s revenue:

	Year Ended December 31,
(in thousands, except percentages(1))	2018	% of Revenue	2017	% of Revenue
Revenue	$83,369	100%	$41,320	100%
Costs and expenses:
Operations and support	57,298	69	29,839	72
Sales and marketing	15,494	19	10,769	26
Research and development	2,880	3	4,033	10
General and administrative	12,248	15	9,496	23
Depreciation and amortization	106	—	31	—
Related party expenses	415	—	451	1
Total costs and expenses	88,441	106	54,619	132
Loss from operations	(5,072)	(6)	(13,298)	(32)
Other expenses (income), net
Interest expense (income), net	617	1	(15)	—
Other income, net	(764)	(1)	(4)	—
Net loss before income taxes	(4,925)	(6)	(13,279)	(32)
Income tax expense	61	—	7	—
Net loss	$(4,986)	(6)	$(13,286)	(32)

Note:	Results include KSM Real Estate, LLC, an entity related through common ownership. See Note 1 in the consolidated financial statements for further information.

(1)	Percentages may not foot due to rounding

Revenue

Revenue increased by $42,049, or 102%, to $83,369 for the year ended December 31, 2018 from $41,320 for the year ended December 31, 2017. Bite Squad operated in 64 markets in 2018, compared to 32 markets in 2017, while Average Daily Orders and Gross Food Sales increased to 17,358 and $254,979, respectively, in 2018 from 7,599 and $136,141, respectively, in 2017. Average Order Size decreased primarily due to significant order growth in lower cost markets combined with reductions to diner fees.

Operations and Support

Operations and support expenses increased by $27,459, or 92%, to $57,298 for the year ended December 31, 2018 from $29,839 for the year ended December 31, 2017, primarily due to the increased scale of operations, including ramp-up expenses in anticipation of new markets coming online throughout the year. As a percentage of revenue, operations and support expenses decreased to 69% in 2018 from 72% in 2017, primarily due to improved scale.

Sales and Marketing

Sales and marketing expenses increased by $4,725, or 44%, to $15,494 for the year ended December 31, 2018 from $10,769 for the year ended December 31, 2017, primarily due to market expansion, the expansion of the marketing function, and an increased focus on digital media. As a percentage of revenue, sales and marketing expenses decreased by 7% to 19% in 2018 from 26% in 2017, reflecting the scalability of Bite Squad’s marketing spend after it becomes established in markets.

Research and Development

Research and development expenses decreased by $1,153, or 29%, to $2,880 for the year ended December 31, 2018 from $4,033 for the year ended December 31, 2017, primarily due to decreased non-cash equity compensation expense for vesting equity-based compensation recorded in 2017.

General and Administrative

General and administrative expenses increased by $2,752, or 29%, to $12,248 for the year ended December 31, 2018 from $9,496 for the year ended December 31, 2017, due primarily to increased overhead costs to support Bite Squad’s increasing business volume, including increased legal, insurance, human resources, occupancy, travel, and other corporate overhead expenses.  As a percentage of revenue, general and administrative expenses decreased from 23% in 2017 to 15% in 2018.  General and administrative expense tends to be highly scalable, meaning that it tends to increase at a substantially slower pace than revenue, as a significant portion of these costs are fixed.

Depreciation and Amortization

Depreciation and amortization expenses increased by $75 to $106 for the year ended December 31, 2018 from $31 for the year ended December 31, 2017.

Interest expense (income), net

Interest expense (income), net, was $617 for the year ended December 31, 2018, compared to $(15) for the year ended December 31, 2017, due to interest expense related to convertible notes.

Other income, net

Other income, net, was $(764) for the year ended December 31, 2018 compared to other income of $(4) for the year ended December 31, 2017 due to the divestiture of certain business assets, resulting in a non-cash gain on sale of $766.

Liquidity and Capital Resources

As of December 31, 2018, Bite Squad had cash of $17,088, consisting primarily of cash deposits, which earn an immaterial amount of interest. Bite Squad’s primary sources of liquidity to date have been proceeds from the issuance of membership units.

Effective September 19, 2018, Bite Squad entered into an unsecured convertible loan agreement, whereas the noteholders have agreed to lend up to $10 million through a series of convertible promissory notes. As of December 31, 2018, the carrying value of the convertible notes and the associated interest accrued was $8.0 million.

Bite Squad believes that its existing cash will be sufficient to meet its working capital requirements for at least the next twelve months. Bite Squad’s liquidity assumptions may, however, prove to be incorrect, and Waitr, as the parent of Bite Squad, may decide to utilize available financial resources sooner than currently expected in order to strengthen the combined company’s liquidity position, fund additional growth initiatives and/or acquire other businesses, pursuant to which Waitr may incur additional debt and/or issue additional debt, equity or equity-linked securities (in public or private offerings).

The following table sets forth Bite Squad’s summary cash flow information for the periods indicated:

	Year ended December 31,
(in thousands)	2018	2017

Net cash generated from or used in operating activities	$912	$(6,059)
Net cash used in investing activities	(1,840)	(3,206)
Net cash provided by financing activities	5,741	19,448

Cash Flows Generated From or Used In Operating Activities

For the year ended December 31, 2018, net cash generated from operating activities was $912 compared to net cash used in operating activities of $6,059 for the year ended December 31, 2017, primarily reflecting Bite Squad’s improved operating performance net of non-cash items.

Cash Flows Used In Investing Activities

For the year ended December 31, 2018, net cash used in investing activities was $1,840 compared to $3,206 for the year ended December 31, 2017.  In both years, net cash used in investing activities consisted primarily of the purchase of certain assets, primarily intangible assets, from smaller competing restaurant delivery services to accelerate growth into new markets.

Cash Flows Provided By Financing Activities

For the year ended December 31, 2018, cash provided by financing activities was $5,741, a decrease from $19,448 for the year ended December 31, 2017. Cash provided by financing activities consisted primarily of proceeds from convertible note issuances and equity issuances in 2018 and 2017, respectively.

Contractual Obligations and Other Commitments

Bite Squad has corporate offices in Minneapolis, Minnesota, as well as smaller offices across most markets in which it operates across the United States. Bite Squad recognizes rent expense on a straight-line basis over the relevant lease period. Bite Squad rents office space and parking from KSM Real Estate, LLC, an entity related through common ownership. The building itself and certain personal property of Bite Squad were provided as collateral in KSM Real Estate LLC’s loan, and Bite Squad agreed to an unconditional guarantee of the loan through a wholly owned subsidiary, KASA Delivery, LLC.

Bite Squad’s future minimum lease payments under its non-cancellable operating leases for equipment and office facilities, vehicles used in delivery operations, notes payable and mortgage payable obligations were as follows as of December 31, 2018:

		Payments Due by Period
	Less than	1 to 3	3 to 5
(in thousands)	1 Year	Years	Years	Thereafter	Total
Operating lease obligations(1)	$1,051	$382	$—	$—	$1,433
Notes payable(2)	1,631	2,221	276	—	4,128
Mortgage payable(3)	68	135	135	915	1,253
Total	$2,750	$2,738	$411	$915	$6,814

(1)	Operating leases include office facilities, equipment, and vehicles used in delivery operations.

(2)

Notes payable includes payments on Bite Squad’s promissory notes per the terms of various asset purchase agreements. The notes are non-interest bearing, and amounts are shown excluding non-cash imputed interest.

(3)	Mortgage payable includes principal and interest payments for the corporate office arrangement described above.

The convertible notes, net, the carrying value of which was $8,042 as of December 31, 2018, are not included in the table above because they were repaid on January 17, 2019 upon the consummation of the transactions contemplated by that certain agreement and plan of merger, dated as of December 11, 2018, by and among Bite Squad, Waitr Holdings Inc. (“Waitr”) and Wingtip Merger Sub, Inc., a wholly-owned subsidiary of Waitr (“Merger Sub”), pursuant to which Merger Sub merged with and into Bite Squad, with Bite Squad surviving the merger in accordance with the Minnesota Revised Uniform Limited Liability Company Act as a wholly-owned, indirect subsidiary of Waitr.

As of December 31, 2018, other than the notes, convertible notes, and mortgage payable, Bite Squad does not have any debt or material lease obligations, and all of Bite Squad’s property, equipment and software have either been purchased with cash or, in the case of software, internally developed. Bite Squad has no material long-term purchase obligations outstanding with any vendors or other third parties.

Off-Balance Sheet Arrangements

Bite Squad did not have any off-balance sheet arrangements as of December 31, 2018.

Critical Accounting Policies

The accounting principles followed by Bite Squad and the methods of applying these principles are in accordance with U.S. GAAP, which often require the judgment of management in the selection and application of certain accounting principles and methods. Bite Squad considers the following accounting policies to be critical to understanding its financial statements because the application of these policies requires significant judgment on the part of management, which could have a material impact on Bite Squad’s financial statements. The following accounting policies include estimates that require management’s subjective or complex judgments about the effects of matters that are inherently uncertain. For information on Bite Squad’s significant accounting policies, including the policies discussed below, see Note 1 to the audited financial statements.

Revenue Recognition

In general, the Company recognizes revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered to the diner, (iii) the fee is fixed or determinable and (iv) collectability is reasonably assured. Revenue is generally recognized once the delivery service is completed.

Bite Squad generates revenues when diners place an order on the Bite Squad Platform. Bite Squad processes and collects the entire amount (Gross Food Sales) of the diner’s transaction on the platform. Restaurants pay Bite Squad a fee, a percentage of the transaction, on orders that are processed through Bite Squad’s platform. Bite Squad also charges certain fees directly to the diner and may charge for beverages or utensils on catering orders. Because Bite Squad is acting as an agent in the transaction, revenues are reported net of any diner promotions or refunds, the balance due to the restaurant, gratuities due to employees, and sales tax. Costs incurred to process transactions and provide delivery services are included in operations and support expenses in the consolidated statements of operations.

Stock-Based Compensation

Bite Squad measures compensation expense for incentive units in accordance with ASC Topic 718, Compensation — Stock Compensation. Stock-based compensation is measured at fair value on grant date and recognized as compensation expense over the service period on a straight-line basis for awards expected to vest.

Bite Squad uses a backsolve method to determine the fair value of equity grants. As our units are not publicly traded, determining the fair value of incentive units at the grant date requires significant judgment. If any of the assumptions used in the pricing model change significantly, equity-based compensation for future awards may differ materially compared to the awards granted.

Bite Squad’s Black Scholes pricing method utilized the following complex and subjective assumptions:

Risk-free rate: Risk-free interest rate was set at two-and-a-half-year U.S. Treasury rate, which served as a proxy for the risk-free rate over the estimated time to a liquidation event.

Volatility: Volatility of Bite Squad’s unit price is estimated at 175%, based on a combination of published historical volatilities of comparable publicly traded companies, with an upward adjustment to account for the smaller size of Bite Squad and significantly higher growth rates of Bite Squad (both historically and expected).

Expected term: The expected term calculation was estimated at two and half years until a liquidation event.

Forfeiture rate: Effective January 1, 2018, Bite Squad elected to recognize actual forfeitures of unit-based awards as they occur in accordance with ASU No. 2016-09, Compensation Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). Refer to Recently Adopted Accounting Pronouncements for additional information. Prior to 2018, there were no forfeitures to account for.

Goodwill

Goodwill represents the excess of the cost of an acquired business over the fair value of the assets acquired at the date of acquisition. Bite Squad performs impairment testing for goodwill annually in the fourth quarter or more frequently if events or changes in circumstances indicate that goodwill may be impaired. In testing goodwill for impairment, Bite Squad may elect to utilize a qualitative assessment to evaluate whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the qualitative assessment indicates that goodwill impairment is more likely than not, Bite Squad performs a quantitative impairment test.

The quantitative impairment test uses a two-step process. In the first step, the fair value of each reporting unit is determined and compared to the reporting unit’s carrying value, including goodwill. If the fair value of a reporting unit is less than its carrying value, the second step of the goodwill impairment test is performed to measure the amount of impairment, if any. In the second step, the fair value of the reporting unit is allocated to the assets and liabilities of the reporting unit as if it had been acquired in a business combination and the purchase price was equivalent to the fair value of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is referred to as the implied fair value of goodwill. If the implied fair value of goodwill at the reporting unit level is less than its carrying value, an impairment loss is recorded to the extent that the implied fair value of goodwill at the reporting unit is less than its carrying value.

Application of the goodwill impairment test requires judgment, including the identification of reporting units, allocation of assets and liabilities to reporting units, and determination of fair value. The determination of reporting unit fair value is sensitive to the amount of earnings projections, cash flow projections, and market strategies. Unanticipated changes, including immaterial revisions, to these assumptions could result in a provision for impairment in a future period. Given the nature of these evaluations and their application to specific assets and time frames, it is not possible to reasonably quantify the impact of changes in these assumptions.

As a result of the analysis, no impairment losses were recorded for the years ended December 31, 2018 and 2017.

Fair Value Measurements

Bite Squad records the fair value of assets and liabilities in accordance with ASC Topic 820, Fair Value Measurement (“ASC 820”). ASC 820 defines fair value as the price received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity.

 In addition to defining fair value, ASC 820 establishes a fair value hierarchy for valuation inputs. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value measurement is reported in one of the three levels, which is determined by the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 — Quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

Level 3 — Unobservable inputs reflecting Bite Squad’s own assumptions about the inputs used in pricing the asset or liability at fair value.

Recently Issued and Adopted Accounting Pronouncements

For recently issued and adopted accounting pronouncements, see Note 1 to the consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Bite Squad has in the past and may in the future be exposed to interest rate and certain other market risks in the ordinary course of its business, but to date these risks have mostly been indirect.

Risks Related to Market Conditions

Bite Squad performs the annual goodwill impairment tests in the fourth quarter, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of Bite Squad below its carrying value. Such indicators may include the following, among others: a significant decline in expected future cash flows, a significant adverse change in legal factors or in the business climate, unanticipated competition, and slower growth rates. Subsequent to the completion of Bite Squad Merger Agreement, Bite Squad’s recorded goodwill was eliminated as part of the purchase accounting adjustments related to Waitr’s acquisition of Bite Squad. Goodwill recorded as part of the Bite Squad Merger Agreement will be tested for impairment by Waitr.